Exhibit 99.1

SYSTEMAX REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2010 SALES

-- Sales Grow 7% in Fourth Quarter and 13% in Full Year --
-- Double Digit Increases in Business-to-Business Channel Sales in Both Periods --
-- WStore Integration Completed --

PORT WASHINGTON, NY, March 15, 2011 – Systemax Inc. (NYSE:SYX) today announced financial results for the fourth quarter and full year ended December 31, 2010.

Performance Summary (U.S. dollars in millions, except per share data)

Sales	$1,006.2	$938.2	$3,590.0	$3,166.0
Gross Profit	$137.8	$132.9	$495.9	$460.2
Gross Margin	13.7%	14.2%	13.8%	14.5%
Operating Income	$20.4	$30.6	$68.7	$73.6
Operating Margin	2.0%	3.3%	1.9%	2.3%
Diluted earnings per share	$0.34	$0.49	$1.13	$1.24
One-time charges, after tax, per diluted share	$0.02	$0.01	$0.07	$0.13

Fourth Quarter 2010 Financial Highlights:
•	Consolidated sales grew 7% to a record $1.0 billion in U.S. dollars. On a constant currency basis, sales grew 8%.
•	Business to business channel sales grew 12% to $472.3 million in U.S. dollars. On a constant currency basis, sales grew 15%.
•	Consumer channel sales grew 3% to $533.9 million in U.S. dollars. On a constant currency basis, sales also grew 3%.
•	“Same store” business to business channel sales grew 15%, while same store consumer channel sales declined 1%.
•	One-time charges were $1.1 million, or approximately $0.02 per diluted share after tax, for costs related primarily to the WStore integration.
•	Diluted earnings per share (EPS) was $0.34.

Full Year 2010 Financial Highlights:
•	Consolidated sales grew 13% to a record $3.6 billion in U.S. dollars. On a constant currency basis and excluding WStore, sales grew 9%.
•	Business to business channel sales grew 26% to $1.8 billion in U.S. dollars. On a constant currency basis and excluding WStore, sales grew 18%.
•	Consumer channel sales grew 3% to $1.8 billion in U.S. dollars. On a constant currency basis and excluding WStore, sales grew 2%.
•	One-time charges were $4.3 million or approximately $0.07 per diluted share after tax, for costs related primarily to the WStore integration.
•	Diluted EPS was $1.13.

Richard Leeds, Chairman and Chief Executive Officer said, “Overall we are pleased with our top line performance as we continue to benefit from our diversified multi-channel strategy.  We generated very strong sales within our business-to-business operations, with double digit increases for both the quarter and the full year.  Consumer channel sales, while up modestly on a consolidated basis, remain challenged but should improve as the economy continues to recover and new products are introduced by our vendors.  We are not content with our bottom line performance and it remains a key focus area for our management team.  We are committed to taking steps to improve margins by driving efficiencies across our operations.  The ramp-up of our new distribution center in Georgia as well as the completion of the WStore integration should both contribute in that regard in 2011.”

Gilbert Fiorentino, Chief Executive of Systemax’s Technology Products Group said, “Our technology products business continues to benefit from the broad based recovery in the IT cycle.  We recorded solid top line growth across our geographic footprint with double digit increases in our computer category, led by sales of full feature laptop computers.  We are optimistic that the introduction of a broader offering of tablet computers and the launch of expanded wireless offerings in our brick and mortar stores will drive additional traffic to our websites and stores.  We are executing on a number of initiatives across our distribution channels and will continue to prudently expand our businesses.”

Supplemental Channel Sales Summary1 (in millions)
Channel	Quarter Ended December 31,		Full Year Ended December 31,
	2010	2009	2010	2009
Consumer1,2	$533.9	$517.7	$1,819.8	$1,764.5
Business to business1,3	$472.3	$420.5	$1,770.2	$1,401.5
Consolidated Sales	$1,006.2	$938.2	$3,590.0	$3,166.0

  1Certain prior year amounts have been reclassified to conform to current year presentation
2Includes sales from retail stores, consumer websites, inbound call centers and television shopping
3Includes sales from managed business relationships, including outbound call centers and extranets, and the entire Industrial Products and
  Corporate segments

Supplemental “Same Store” Channel Growth1 – Q4 2010 vs Q4 2009
Channel	Change
Consumer	-1%
Business to business	15%
Consolidated Sales	6%

1Comprised of revenue at retail stores, websites and call centers operating for at least 14 full months as of the beginning of the current comparison period and computed on a constant currency basis.  The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.  As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

Supplemental Product Category Sales Summary (in millions)
Product Category	Quarter Ended December 31,			Full Year Ended December 31,
	2010	2009	1	2010	2009	1
Computers	$228.5	$194.4		$879.2	$721.2
Consumer electronics	$282.5	$266.2		$856.3	$791.8
Computer components	$148.5	$159.2		$551.0	$550.4
Computer accessories & software	$263.6	$249.2		$982.8	$846.9
Industrial products	$65.4	$49.6		$250.0	$196.1
Other	$17.7	$19.6		$70.7	$59.6
Consolidated sales	$1,006.2	$938.2		$3,590.0	$3,166.0
1Certain prior year amounts have been reclassified to conform to current year presentation

Supplemental Business Unit Sales Summary (in millions)
	Quarter Ended December 31,		Full Year Ended December 31,

Business Unit	2010	2009	2010	2009
Technology Products	$940.2	$887.5	$3,337.7	$2,966.7
Industrial Products	$65.4	$49.6	$250.0	$196.1
Corporate and Other	$0.6	$1.1	$2.3	$3.2
Consolidated sales	$1,006.2	$938.2	$3,590.0	$3,166.0

Working capital grew during the quarter by $21.3 million to $300.9 million as of December 31, 2010, primarily due to earnings and proceeds from the issuance of long-term debt associated with the new distribution center.  Cash and cash equivalents grew during the quarter by $61.6 million to $92.1 million as of December 31, 2010, due to decreased inventory levels, increased days accounts payable outstanding and other working capital management actions.  As of December 31, 2010, the Company had availability under its credit facility of approximately $115.9 million and total cash and available liquidity of approximately $208.0 million.  Short and long term debt totaled approximately $10.0 million at December 31, 2010.

The Company’s effective tax rate for the quarter was 31.1%, compared to 37.5% last year.  The 2010 effective tax rate was favorably impacted by the reversal of valuation allowances of approximately $0.5 million.  Excluding this reversal, the effective tax rate would have been 33.8%.  The lower quarterly effective tax rate was primarily due to a higher mix of taxable income in countries with lower tax rates.  The Company’s effective tax rate for the full year of 2010 was 35.6% compared to 36.8% last year.  The 2010 and 2009 effective tax rates were favorably impacted by the reversal of valuation allowances of approximately $0.5 million and $0.9 million, respectively.  Excluding these reversals, the effective tax rate for 2010 and 2009 would have been 36.3% and 38.0%, respectively.  This lower annual effective tax rate was primarily due to a higher mix of taxable income in countries with lower tax rates.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its fourth quarter and full year 2010 results today, March 15, 2011 at 5:00 p.m. Eastern Time.  To access the teleconference, please dial 877-881-2609 (U.S. callers) or 970-315-0463 (Int’l callers) and reference passcode 45529982 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s Web site at www.systemax.com. A replay of the conference call will be available through March 8, 2011. It can be accessed by dialing 800-642-1687 (U.S. callers) or 706-645-9291 (Int’l callers), passcode 45529982. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce web sites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR/ MEDIA CONTACTS:
Mike Smargiassi / Nancy Zachary
Brainerd Communicators, Inc.
212-986-6667
smarg@braincomm.com
nancy@braincomm.com

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SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)
	Quarter Ended		Year Ended
	December 31*		December 31*
	2010	2009	2010	2009
Net sales	$1,006,172	$938,248	$3,589,989	$3,165,995
Cost of sales	868,380	805,367	3,094,042	2,705,747
Gross profit	137,792	132,881	495,947	460,248
Gross margin	13.7%	14.2%	13.8%	14.5%
Selling, general and administrative expenses	116,312	101,824	422,913	378,869
Reorganization and other charges	1,091	486	4,289	7,750
Operating income	20,389	30,571	68,745	73,629
Operating margin	2.0%	3.3%	1.9%	2.3%
Interest and other (income) expense, net	1,917	1,133	2,712	544
Income before income taxes	18,472	29,438	66,033	73,085
Provision for income taxes	5,744	11,040	23,482	26,900
Effective tax rate	31.1%	37.5%	35.6%	36.8%
Net income	$12,728	$18,398	$42,551	$46,185
Net margin	1.3%	2.0%	1.2%	1.5%

Net income per common share:
Basic	$0.34	$0.50	$1.15	$1.26
Diluted	$0.34	$0.49	$1.13	$1.24

Weighted average common and common equivalent shares:
Basic	37,178	36,817	36,996	36,706
Diluted	37,699	37,432	37,601	37,343

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)
	(Unaudited)
	December 31*
	2010	2009
Current assets:
Cash and cash equivalents	$92,077	$58,309
Accounts receivable, net	276,344	241,860
Inventories	370,375	365,725
Prepaid expenses and other current assets	26,441	26,692
Total current assets	765,237	692,586
Property, plant and equipment, net	73,765	65,598
Goodwill, intangibles and other assets	55,098	58,717
Total assets	$894,100	$816,901

Current liabilities:
Short-term debt	$2,655	$15,197
Accounts payable and accrued expenses	461,710	426,870
Total current liabilities	464,365	442,067
Long-term debt	7,386	1,194
Other liabilities	13,081	8,955
Shareholders’ equity	409,268	364,685
Total liabilities and shareholders’ equity	$894,100	$816,901

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal year and quarter ended on January 1, 2011. The fourth quarters of both 2010 and 2009 included 13 weeks and the fiscal years both included 52 weeks.